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                                                                    EXHIBIT 23.1


[KPMG Peat Marwick LLP Letterhead]



                       Consent of KPMG Peat Marwick LLP



The Board of Directors
Northfield Laboratories, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Northfield Laboratories, Inc. of our report dated July 3, 1997, relating to the balance sheets of Northfield Laboratories, Inc. as of May 31, 1997 and 1996 and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended May 31, 1997 and for the cumulative period from June 19, 1985 (inception) through May 31, 1997, which report appears in the May 31, 1997 annual report on Form 10-K of Northfield Laboratories, Inc.



                           /s/  KPMG Peat Marwick LLP

                                KPMG Peat Marwick LLP



Chicago, Illinois
August 28, 1997